                                                                  EXHIBIT 4.9(b)

Date of Issuance: October 13, 1998
                                                                Warrant No. ____


                    THIS WARRANT AND THE WARRANT SHARES HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT
                OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED
                  UNDER ANY STATE SECURITIES LAWS, AND MAY NOT
                   BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED
                  OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED
                     OR AN EXEMPTION THEREFROM IS AVAILABLE

                      AMENDED AND RESTATED CALLABLE WARRANT
                        TO PURCHASE CALLABLE COMMON STOCK
                                       OF
                             GENOMIC SOLUTIONS INC.


         THIS CERTIFIES THAT, for value received, ESA, Inc., a Massachusetts corporation (the "Holder"), is entitled to purchase from Genomic Solutions Inc., a Delaware corporation (the "Company"), at the exercise price of Six Dollars ($6.00) per share (the "Exercise Price"), One Hundred Twenty Five Thousand (125,000) shares (subject to adjustment as provided in Section 5 hereof) of the Company's callable common stock, par value $.001 (the "Callable Common Stock").

         SECTION 1. TERM OF WARRANT, RESTRICTIONS ON TRANSFER, EXERCISE OF WARRANT.

         SECTION 1.1. TERM OF WARRANT. Subject to the terms of this Warrant, the Holder shall have the right, at the Holder's option, which may be exercised in whole or in part (but only in quantities of 25,000 shares), at any time and from time to time after the Date of Issuance, but before the date ten (10) years after the Date of Issuance (the "Warrant Expiration Date"), to purchase from the Company the number of fully paid and nonassessable shares of the Callable Common Stock that the Holder may at the time be entitled to purchase on exercise of this Warrant (the "Warrant Shares"). After such time, this Warrant shall become null and void.

         SECTION 1.2. RESTRICTIONS ON TRANSFER. This Warrant is not transferable without the prior written consent of the Company, except that, upon providing prior written notice to the Company and subject to compliance with federal and state securities laws as determined by the Company, Holder may assign this Warrant to (a) any or all of Holders' shareholders of record at the time of assignment; or (b) any or all of Holders' senior executives as they exist at the time of assignment. This Warrant and the Warrant Shares will be restricted securities as defined under the Securities Act of 1933, as amended (the "Act"), and therefore will also not be transferable except in compliance with applicable federal and state securities laws, unless the proposed disposition is the subject of a Federal currently effective registration statement under the Act or unless the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition. Unless the Warrant Shares shall have been duly registered under the Act and any applicable state securities laws, certificates representing such shares shall bear a legend comparable to the legend set forth above regarding restrictions on transfer. In addition, each certificate representing the Warrant Shares shall bear the legend set forth in the Company's Third Amended and Restated Certificate of Incorporation (the "Third Amended and Restated Certificate"), as the same may be amended and/or restated from time to time.

         SECTION 1.3. EXERCISE OF WARRANT. This Warrant may be exercised upon surrender of this Warrant to the Company at its principal office, together with the Purchase Form attached hereto duly filled in and signed, and upon payment by certified check or wire transfer to the Company of the Exercise Price for each share to be purchased.

         SECTION 1.4. CERTIFICATE ISSUANCE. Subject to Section 1.2 and Section 2 hereof, upon such surrender of this Warrant and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of this Warrant and payment of the Exercise Price.

         SECTION 1.5. PARTIAL EXERCISE. If this Warrant is not exercised in full, the Company, at its expense, shall forthwith issue and deliver to, or upon the order of, Holder a new Warrant of like tenor in the name of Holder or any permitted assignee (upon payment by Holder of any applicable transfer taxes), calling in the aggregate on the face thereof for the number of shares of Callable Common Stock equal (without giving effect to any adjustment therein) to
(a) the number of such shares called for on the face of this Warrant minus (b) the number of such shares for which this Warrant shall have been exercised (without giving effect to any adjustment in number as a result of changes called for by Section 5).


         SECTION 2. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of any Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificate for Warrant Shares in a name other than that of the Holder as such name is then shown on the books of the Company.

         SECTION 3. MUTILATED OR MISSING WARRANT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of reasonably satisfactory indemnification or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         SECTION 4. CERTAIN COVENANTS.

         SECTION 4.1. RESERVATION OF WARRANT SHARES. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Callable Common Stock, a number of shares of Callable Common Stock sufficient to provide for the exercise of the rights of purchase represented by this Warrant. Any transfer agent for the Callable Common Stock and any successor transfer agent for the Callable Common Stock is hereby irrevocably authorized to cause to be issued from time to time the share certificates required to honor this Warrant upon its exercise in accordance with the terms hereof. The Company will supply any such transfer agent with duly executed share certificates for such purpose.

         SECTION 4.2. NO IMPAIRMENT. The Company shall not by any action, including, without limitation, amending its Third Amended and Restated Certificate, as the same may be amended and/or restated from time to time, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate so that the Company may validly issue fully paid and nonassessable shares of Callable Common Stock upon the exercise of this Warrant and (b) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

         SECTION 5. ANTI-DILUTION AND OTHER ADJUSTMENT PROVISIONS.

         SECTION 5.1. CALLABLE COMMON STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS. If the Company shall: (a) pay or make a dividend or other distribution to all holders of its Callable Common Stock in shares of Callable Common Stock, (b) subdivide, split or reclassify the outstanding shares of its Callable Common Stock into a larger number of shares, or (c) combine or reclassify the outstanding shares of its Callable Common Stock into a smaller number of shares, then in each case the number of Warrant Shares shall be adjusted to equal the number of such shares to which the Holder of this Warrant would have been entitled upon the occurrence of such event had this Warrant been exercised immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section
5.1 shall become effective immediately after such record date, in the case of a dividend or distribution, and immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Whenever any adjustment is required to be made to the number of Warrant Shares, the Exercise Price shall be changed to the number determined by dividing (i) $750,000, or the appropriate prorated amount if partial exercise has occurred, by (ii) the number of Warrant

Shares immediately after such adjustment.

         SECTION 5.2. REORGANIZATION OR RECLASSIFICATION. In case of any capital reorganization or any reclassification of the Callable Common Stock (whether pursuant to a merger or consolidation or otherwise), this Warrant shall thereafter be exercisable for the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of Callable Common Stock, as the case may be, by a holder of the number of shares of Callable Common Stock for which this Warrant was exercisable immediately prior to such capital reorganization or reclassification of Callable Common Stock; and, in any case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such reorganization, consolidation, merger or sale unless, prior to or contemporaneously with the consummation thereof: (a) the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation or other person purchasing assets shall assume by written instrument executed and delivered to Holder, the obligation to deliver to Holder such securities or property as, in accordance with the foregoing provisions, Holder may be entitled to purchase or receive; or (b) if the successor corporation will not assume such obligation, upon twenty days' prior written notice by the Company to the Holder of the Holder's right to exercise the Warrant, which right may be exercised upon payment of the Aggregate Exercise Price to the Company in exchange for the Warrant Shares or the surrender of the Warrant to the Company and the Company's payment to the Holder in immediately available funds of the Aggregate Fair Market Value in excess of the Aggregate Exercise Price. For purposes of this Section, "Aggregate Exercise Price means an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased and surrendered for payment at such time. "Fair Market Value" means, on any given date, the fair market value of the Callable Common Stock as determined in good faith by the Company's Board of Directors; provided, however, that: (a) if the Callable Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market on the date the Warrant is exercised, the Fair Market Value means the average of the highest bid and lowest asked prices of the Callable Common Stock on Nasdaq reported for such date; (b) if the Callable Common Stock is admitted to trading on a national securities exchange or the Nasdaq National Market on the date the Warrant is exercised, the Fair Market Value means the closing price reported for the Callable Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported; and (c) the Fair Market Value of the Callable Common Stock on the effective date of the registration statement for the Company's initial public offering shall be the initial offering price. For purposes of this Section, the "Aggregate Fair Market Value" means an amount equal to the product of the Fair Market Value multiplied by the number of Warrant Shares being surrendered to the Company at such time.

         SECTION 5.3. NOTICE OF CERTAIN CORPORATE TRANSACTIONS. The Company shall promptly mail to the Holder a notice of any proposed action referred to in Sections 4.2, 5.1 or 5.2 hereof, stating the proposed record date (if any) or effective date for any such transaction and briefly describing the transaction.

         SECTION 5.4. NO ADJUSTMENT OR READJUSTMENT IN CERTAIN CIRCUMSTANCES. The Company shall not make any adjustment or readjustment of the number of Warrant Shares in the case of: (a) the exercise of this Warrant, or (b) by reason of the issuance of shares of Callable Common Stock or any other securities of the Company in exchange for cash, property or services or other consideration.

         SECTION 5.5. CERTIFICATE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Company, at its expense, shall as promptly as practicable compute such adjustment or readjustment in accordance with the provisions of this Section 5, and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. At its option, Holder may confirm such adjustment by causing such adjustment to be completed by an independent certified public accountant at the expense of the Holder.

         SECTION 5.6 REDEMPTION OF WARRANT. If the Company delivers a Call Notification (as defined in the Third Amended and Restated Certificate) to holders of the Common Stock, then this Warrant shall be redeemed by the Company, and the Holder shall sell and transfer this Warrant to the Company, for a consideration (the "Redemption Consideration") equal to (a) minus (b), where (a) is the product of (i) the number of Warrant Shares for which this Warrant may be exercised (the "Redemption Shares") on the date the Company delivers the Call Notification to the holders of the Common Stock (the "Redemption Date"), multiplied by (ii) the Redemption Price (as defined in the Third Amended and Restated Certificate), and (b) is the product of (i) the number of Redemption Shares, multiplied by (ii) the Exercise Price. From and after the Redemption Date, this Warrant shall no longer be deemed to be outstanding for any purpose, and all rights with respect to this Warrant shall thereupon cease and terminate, except the right of the Holder to receive the Redemption Consideration.

         SECTION 6. REGISTRATION RIGHTS.

         SECTION 6.1 COMPANY REGISTRATION.

         (a) If the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than in a registration relating solely to the sale of securities to participants in a Company stock option plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the securities or a SEC Rule 145 transaction), the Company shall, at such time, promptly give the Holder written notice of the Company's intention to effect such a registration (a "Piggyback Notice"). If the Company receives a written request from the Holder not more than fifteen (15) days after the mailing of the Piggyback Notice, the Company shall, subject to the provisions of Sections 6.1 and 6.2, include in such filing and shall use its best efforts to register the Warrant Shares as to which the Holder requested registration, provided, however, if at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to the Holder and, thereupon, shall be relieved from its obligation with such registration (but not from its obligation to pay the registration expenses in connection therewith). Notwithstanding the foregoing, the Company will not be required to include the Warrant Shares in an offering or to provide the Holder with a Piggyback Notice if the underwriters have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any shares for resale by the Company's stockholders in such offering.

         (b) The registration rights granted to the Holder pursuant to Section 6.1(a) above are subordinate and subject to the rights of the holders of the Company's Series M Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series P Preferred Stock (collectively, the "Preferred Stock"), as more particularly described in the Shareholders Agreement, as amended, between the Company and certain of its stockholders, dated as of December 24, 1997. The Company shall be required to include the Warrant Shares in any registration only to the extent that such inclusion will not reduce the amount of securities to be registered and sold by the holders of Preferred Stock. If the managing or principal underwriters named in the registration statement advise the Company that, in the good faith judgment of such managing or principal underwriters, the number of shares of Common Stock which the Holder, the Company and all other shareholders have requested to be included in such registration statement exceed the number of shares it is advisable to offer and to sell at such time, then the Company shall include in such registration, to the extent of the number of shares of Common Stock which the Company is so advised can be sold in such offering, the shares of Common Stock that the Company proposes to issue and sell for its own account, the shares of Common Stock requested to be registered and sold by the holders of Preferred Stock and the number of shares of Common Stock to be registered and sold by the Holder and all other shareholders requesting registration; provided, however, that the shares of Common Stock requested to be registered and sold by the Holder and the shares of Common Stock requested to be registered by those shareholders (the "Investors") pursuant to the Investor Agreement between the Company and the former shareholders of PBA Technology Limited, dated as of December 31, 1997 shall be appropriately reduced. In such case the number of shares of Common Stock to be registered and sold by the Holder and the Investor after such reduction shall be apportioned pro rata among the Holder and the Investors according to the total amount of securities owned by the Holder and each Investor or in such other proportions as shall be mutually agreed to by the Holder and the Investors.

         (c) The Holder hereby agrees that for a period of 180 days following the effective date of the first registration statement of the Company covering Callable Common Stock filed on Form S-l under the Act and for any registration effected pursuant to Section 6.1(a) above, provided, in the case of any registration effected pursuant to Section 6.1(a) above, the Holders are given written notice of the offering at least fifteen (15) days prior to the Company's filing with the SEC of a registration statement relating thereto, it shall not, unless otherwise agreed by the Company and the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Callable Common Stock included in such registration.

         SECTION 6.2. OTHER PROVISIONS RELATING TO REGISTRATION RIGHTS. In connection with any registration pursuant to this Section 6:

         (a) Upon the request of the Holder of the Warrant Shares then being registered, the Company shall cooperate with any underwriters (as defined in the Act) for the Holder, including, without limitation, providing such information, certificates, comfort letters of accountants and opinions of counsel as may be customarily and reasonably requested by such underwriters; provided that any underwriters for the Holder must be approved by the Company (which approval shall not be unreasonably withheld).

         (b) The Company shall furnish to the Holder of the Warrant Shares being registered, at the Company's sole cost and expense, such number of prospectuses conforming to the requirements of the Act, and the rules and regulations thereunder, relating to the Warrant Shares subject thereto as may from time to time be reasonably requested by such holders.

         (c) All fees, disbursements and expenses incident to the Company's performance of or compliance with its obligations under this Section 6 shall be borne by the Company, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and expenses of complying with applicable securities or blue sky laws.

         (d) The Company agrees to use its best efforts at its own expense to effect and to keep effective necessary registrations or qualifications under the securities or Blue Sky laws of such jurisdictions as may be reasonably requested by any of the holders of the Warrant Shares or by any underwriters for such holders so as to permit the disposition of the Warrant Shares being registered.

         (e) The Holder agrees to provide in an expeditious manner whatever information and undertakings are reasonably requested by the Company to comply with the requirements of the Act and of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and the guides and other pronouncements of the Commission in connection with the registration of the Holder's Warrant Shares.

         (f) The Company shall indemnify and hold harmless the Holder and any underwriter (as defined in the Act) who participates in such registration for such Holder and each person, if any, who controls the Holder or any underwriter against any losses, claims, damages or liabilities, joint or severally, or actions in respect thereof to which the Holder or any underwriter or controlling person may become subject under the Act, or otherwise, insofar as such losses, claims damages, liabilities or actions in respect thereof arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Warrant Shares were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holder or any underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall have the right, at its option, to defend at its expense and by its own counsel against any losses, claims, damages or liabilities, provided that (i) such counsel is reasonably satisfactory to the Holder of the Warrant Shares; (ii) the Holder of the Warrant Shares is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof at the expense of the Company if (A) in the written opinion of counsel to such holders, use of counsel of the Company's choice would be expected to give rise to a conflict of interest; (B) there are or may be legal defenses available to the Holder that are different from or additional to those available to the Company; (C) the Company shall not have employed counsel to represent the Holder within a reasonable time after notice of such claim is given to the Company or notice that the Company intends to assume the defense of such claim is given to the Holder; or (D) the Company shall authorize the Holder to employ separate counsel at the expense of the Company; and provided, further, that to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus or said final prospectus in conformity with written information furnished to the Company by the Holder specifically for use in the preparation thereof, the Company will not be so liable to the Holder or underwriter and the Holder agrees to indemnify and hold the Company harmless from any loss, claim, damage, liability or action arising from such information furnished to the Company by it and to use reasonable efforts to cause any underwriter for the Holder to indemnify and hold the Company harmless from any loss, claim, damage, liability or action arising from information furnished to the Company by such underwriter; provided that Holder's indemnification obligations will be limited to Holder's proceeds from such registration.

         (g) Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding the Holder, the Holder's Warrant Shares and the Holder's intended method of distribution and any other representation required by law.

         SECTION 7. TERMINATION OF RESTRICTIONS. The restrictions imposed by
Section 1.2 hereof upon the transferability of any Warrant Shares shall cease and terminate as to any Warrant Shares (a) when such securities shall have been effectively registered under the Act and any applicable state securities laws and disposed of in accordance with the registration statement(s) covering such securities, or (b) when, in the opinions of both counsel for the Holder and counsel for the Company, such restrictions are no longer required in order to insure compliance with the Act and applicable state securities laws. Whenever such restrictions shall terminate as to any Warrant Shares, the Holder shall be entitled to receive from the Company, without expense (other than transfer taxes, if any), new securities of like tenor not bearing a legend as to restrictions on transfer.

         SECTION 8. NO RIGHTS AS A SHAREHOLDER. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as a shareholder of the Company.

         SECTION 9. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (b) The Company has the full corporate power and authority to execute, deliver and issue this Warrant and to carry out its obligations hereunder;

         (c) The execution, delivery and issuance of this Warrant and the performance of the obligations hereunder have been duly authorized by all necessary corporate action on the part of the company and this warrant has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms; and

         (d) The Warrant Shares will, when issued pursuant to this Warrant, be duly authorized and validly issued, fully paid and nonassessable.

         SECTION 10. NOTICES. Any notice pursuant to this Warrant by the Company or by the Holder shall be in writing and shall be mailed first class, postage prepaid, or delivered (a) to the Company, at its principal office at 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, or (b) to the Holder, at its address as indicated in the books and records of the Company. Either party may from time to time change the address to which notices to it are to be delivered or mailed under this Warrant by notice in writing to the other party.

         SECTION 11. SUCCESSORS. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns.

         SECTION 12. APPLICABLE LAW; ENTIRE AGREEMENT. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. This Warrant shall be deemed to be the complete and final expression of the agreement between the parties with respect to the subject matter hereof.

         SECTION 13. CAPTIONS. The captions of the Sections and subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

         SECTION 14. EFFECTIVENESS. This Warrant shall become effective at the time of the closing of a Qualified Initial Public Offering, as that term is defined in the Third Amended and Restated Certificate of Incorporation (the "Effective Time"). From and after the Effective Time, this Warrant amends and restates the Warrant to Purchase Common Stock of Genomic Solutions

Inc. issued by the Company to Holder on October 13th (the "Original Warranty"), in its entirety and the Original Warranty shall be null and void and have no further force or effect.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant on _____ __, 2000.


                              GENOMIC SOLUTIONS INC., a Delaware
                              corporation


                              By:
                                       Jeffrey S. Williams
                              Its:     President and Chief Executive Officer

                             GENOMIC SOLUTIONS INC.

                                  PURCHASE FORM


         The undersigned hereby irrevocably elects to exercise the within Warrant to purchase _____________ (___________) shares of Callable Common Stock of Genomic Solutions Inc., hereby makes payment of $______________________ in payment of the Exercise Price thereof, and requires that certificates for such shares be issued in the name of:


                   (Please Print Name and Social Security No.)


                                (Street Address)


                           (City, State and Zip Code)


DATED:                              , ______

Name of Warrantholder or Assignee:
                                                   (Please Print)

Address:



Signature:







11